Exhibit 99.1

CONTACTS:	Joe Hixon
Abernathy McGregor
213-403-0623

Corinthian Colleges Receives Delisting Notice from Nasdaq

SANTA ANA, Calif., February 11, 2015 (GLOBE NEWSWIRE) — Corinthian Colleges, Inc. (the “Company”) (Nasdaq: COCO) received a letter on February 5, 2015 from The NASDAQ Stock Market (“Nasdaq”) notifying the Company that trading of the Company’s common stock will be suspended from The NASDAQ Capital Market at the opening of business on February 17, 2015 and a Form 25-NSE will be filed with the U.S. Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on Nasdaq, as a result of its failure to comply with Nasdaq Listing Rule 5250(c)(1) (the “Rule”). The Rule requires timely filing of periodic reports with the SEC and the Company has not timely filed its Annual Report on Form 10-K for its fiscal year ended June 30, 2014 and its Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 2014 and December 31, 2014. The Company was previously granted an exception by Nasdaq until January 30, 2015 to regain compliance with the Rule, however the Company has not been able to file these periodic reports.

Under the Nasdaq Listing Rules, the Company may appeal the Nasdaq staff’s determination (the “Staff Determination”) to a Hearings Panel, which has the authority to grant an exception to the Nasdaq Listing Rules for a period not to exceed 180 days from the February 5, 2015 Staff Determination. Under the Nasdaq Listing Rules, when the Company requests a hearing, it may also request a stay of the suspension, pending the hearing.

The Company has until 4:00 p.m. Eastern Time on February 12, 2015 to request a hearing and an extended stay. The Company does not intend to appeal the Staff’s Determination.